Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	July 20, 2011
(414) 524-2375

Paul Mason (Media)
(414) 524-6114
Johnson Controls Q3 2011 revenues increase 21% to record $10.4 billion with higher segment income
MILWAUKEE, July 20, 2011 . . . For the third quarter of fiscal 2011, Johnson Controls reported a 21% increase in revenues with double-digit sales increases in each of its three businesses. Income from business segments was $512 million while net income was $357 million. Diluted earnings per share were $0.52.
The 2011 quarter includes non-recurring pre-tax charges of $29 million, or $0.04 per share, associated with recent acquisitions and related costs. The 2010 quarter included a non-cash tax benefit of $51 million, or $0.07 per share.
Excluding non-recurring items, highlights for the company’s third quarter of 2011 include:
•	Record net sales of $10.4 billion vs. $8.5 billion in Q3 2010, up 21%

•	Income from business segments of $541 million compared with $496 million a year ago, up 9%

•	Net income of $383 million vs. $367 million in Q3 2010, up 4%

•	Diluted earnings per share of $0.56 vs. $0.54 last year
Johnson Controls said it believes that using the adjusted numbers provide a more meaningful comparison of its underlying operating performance.
The company said sales in the 2011 quarter were negatively impacted by approximately $400 million due to disruptions in automotive production resulting from the March 2011 earthquake in Japan.
“These record revenues mark our seventh consecutive quarter of double-digit growth. All of our businesses are continuing to grow faster than their underlying industries as a result of share gains and our strong position in the emerging markets,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “Automotive Experience in particular exceeded the expectations set as we entered the third quarter due to faster-than-expected market recovery following the Japan earthquake and higher production levels in some markets.”

News release
Mr. Roell continued, “We continue to benefit from our investments in growth. Backlog in our Building Efficiency business increased at a double-digit pace as we continue to gain share, especially across our HVAC equipment offerings. We have completed the acquisitions of Keiper/Recaro in our automotive business and EnergyConnect in Building Efficiency. We are confident that the expanded capabilities from these acquisitions will drive accelerated growth and profitability in the coming years.”
Business Segments
Automotive Experience sales in the quarter increased 21% to $5.1 billion versus $4.2 billion last year due primarily to higher production volumes, new program launches and incremental sales from recent acquisitions. The higher global volumes were partially offset by lower production by Japanese automakers due to disruptions from the March 2011 earthquake.
North American revenues increased to $1.8 billion from $1.7 billion last year as the significant reduction in domestic vehicle production by its Japanese customers offset higher sales to other automakers. European sales were up 38% to $2.8 billion from $2.0 billion in the 2010 quarter due to higher production levels, the launch of new seating and interiors programs and the incremental sales from recent acquisitions. Excluding the impact of foreign exchange, revenues increased 24%. Sales in Asia increased 24% to $546 million from $440 million in 2010. China revenues, which are mostly generated through unconsolidated joint ventures, rose 20% to $936 million compared with $780 million a year ago. Johnson Controls has a 45% share of the Chinese automotive seating market and is launching multiple new interiors programs over the next three years.
The company noted that it completed its acquisition of seating metals and mechanism component maker Keiper / Recaro on June 20, 2011. Johnson Controls expects this acquisition will drive accelerated growth and profitability in the Automotive Experience segment.
Excluding non-recurring items, Automotive Experience reported segment income of $171 million in the current quarter. This was comparable with the prior year quarter as North American and Asia profitability in the 2011 quarter was negatively impacted by Japanese OE production disruptions. Asia segment income doubled versus last year to $51 million, as growth in China and Korea more than offset the production disruptions. Europe segment income increased 8% to $53 million, compared with $49 million last year, as the company continued efforts to improve operational efficiencies related to certain recent program launches.
Power Solutions sales in the third quarter of 2011 increased 22% to $1.4 billion from $1.1 billion last year reflecting higher volumes in Asia, the incremental volume associated with the consolidation of its Korean joint venture at the end of last year and higher lead prices. Aftermarket unit shipments increased 10%. Higher global automotive production and market share gains resulted in an 8% increase in original equipment battery shipments.
Power Solutions segment income was up 21% to $163 million versus $135 million in the third quarter of 2010. The higher income is primarily the result of the higher volumes. Excluding the impact of lead, segment income margin in the current quarter increased 60 basis points versus the third quarter of 2010.

News release
In June, Johnson Controls announced plans to invest $138.5 million to convert its battery plant near Toledo, Ohio into an Absorbent Glass Mat (AGM) battery facility for Start-Stop and other high efficiency vehicles. The facility will be the company’s first dedicated AGM plant in the United States and will add 6 million units in AGM battery capacity by 2013. Johnson Controls has previously announced that it was expanding AGM manufacturing capacity in Europe to 11.2 million units by 2015. Start-Stop vehicle technology is emerging globally as one of the most affordable options for consumers who want to buy a more sustainable and fuel-efficient car for a small cost premium. Johnson Controls believes the market for AGM batteries will grow to 35 million batteries globally by 2015.
Building Efficiency sales in the 2011 third quarter were $3.9 billion, up 21% compared with $3.2 billion last year. All five segments of Building Efficiency increased revenues at a double-digit rate led by Asia, which increased 43% and Global Workplace Solutions, which increased 33%. Building Efficiency third quarter orders increased by 12% globally, with the largest growth in Asia and Europe. The backlog of uncompleted contracts in the 2011 third quarter was up 16% to $5.1 billion led by strong demand in the Middle East and Asia. Market share gains led to a 33% increase in shipments of small and large tonnage chillers globally, reflecting double-digit increases in all regions of the world.
Building Efficiency segment income was $207 million, up 9% from the 2010 quarter, with increases in North America systems and services, Global Workplace Solutions and Asia, where segment income margins improved by 40 basis points over the prior year quarter. The company recorded a net $20 million charge in Q3 2011 related to South American indirect taxes, commercial settlements and the release of a warranty reserve.
Johnson Controls said that while its North America service business grew in the current quarter, its results were lower than anticipated due to a late start of the summer cooling season.
Q4 Guidance update
Johnson Controls said it expects to earn $0.75 per diluted share (GAAP) in its fourth fiscal quarter. The Q4 estimate includes charges of up to $0.03/share for acquisition and related costs and up to $0.02/share related to Japanese automotive OE production disruptions.
The company will provide a detailed review of its fiscal year 2012 market expectations and growth strategies at its annual analyst day in New York on October 12, 2011.
“As we enter the final quarter of our fiscal year, we remain on track to generate record sales and earnings in 2011. We expect to see higher European automotive margins in our fourth quarter as the recent acquisitions become more accretive and as operational efficiencies improve,” said Mr. Roell. “We will continue to make strategic investments that will help us create new competitive advantages and further outpace the growth rates of our markets. Our strong backlogs and continued market share gains should provide good momentum as we enter 2012. We believe we are positioned to deliver sustainable, profitable growth.”

News release
###
FORWARD-LOOKING STATEMENT
Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2011 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, customer or supplier disruptions, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 23, 2010) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
###
Johnson Controls
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. The company’s 142,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Johnson Controls’ commitment to sustainability dates back to its roots in 1885, with the invention of the first electric room thermostat. Through its growth strategies and by increasing market share, Johnson Controls is committed to delivering value to shareholders and making its customers successful. In 2011, Corporate Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

July 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2011	2010
Net sales	$10,364	$8,540
Cost of sales	8,814	7,201

Gross profit	1,550	1,339

Selling, general and administrative expenses	(1,094)	(895)
Net financing charges	(43)	(39)
Equity income	56	52

Income before income taxes	469	457

Provision for income taxes	89	31

Net income	380	426

Less: income attributable to noncontrolling interests	23	8

Net income attributable to JCI	$357	$418

Diluted earnings per share	$0.52	$0.61

Diluted weighted average shares	691	684

Shares outstanding at period end	680	673

July 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2011	2010
Net sales	$30,045	$25,265
Cost of sales	25,607	21,467

Gross profit	4,438	3,798

Selling, general and administrative expenses	(3,055)	(2,625)
Net financing charges	(124)	(117)
Equity income	183	156

Income before income taxes	1,442	1,212
Provision for income taxes	274	123

Net income	1,168	1,089

Less: income attributable to noncontrolling interests	82	47

Net income attributable to JCI	$1,086	$1,042

Diluted earnings per share	$1.58	$1.53

Diluted weighted average shares	690	682

Shares outstanding at period end	680	673

July 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,	June 30,
	2011	2010	2010
ASSETS
Cash and cash equivalents	$335	$560	$908
Accounts receivable — net	7,094	6,095	5,452
Inventories	2,451	1,786	1,644
Other current assets	2,678	2,211	2,114

Current assets	12,558	10,652	10,118

Property, plant and equipment — net	5,185	4,096	3,706
Goodwill	7,093	6,501	6,217
Other intangible assets — net	822	741	695
Investments in partially-owned affiliates	952	728	766
Other noncurrent assets	3,259	3,025	2,584

Total assets	$29,869	$25,743	$24,086

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$657	$737	$727
Accounts payable and accrued expenses	7,433	6,548	5,928
Other current liabilities	3,064	2,625	2,377

Current liabilities	11,154	9,910	9,032

Long-term debt	4,519	2,652	2,638
Other noncurrent liabilities	2,488	2,808	2,771
Redeemable noncontrolling interests	229	196	163
Shareholders’ equity attributable to JCI	11,361	10,071	9,395
Noncontrolling interests	118	106	87

Total liabilities and equity	$29,869	$25,743	$24,086

July 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended June 30,
	2011	2010
Operating Activities
Net income attributable to JCI	$357	$418
Income attributable to noncontrolling interests	23	8

Net income	380	426

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	193	168
Equity in earnings of partially-owned affiliates, net of dividends received	(7)	6
Deferred income taxes	(95)	(51)
Impairment charges	—	11
Other	36	17
Changes in working capital, excluding acquisitions:
Accounts receivable	99	(182)
Inventories	(133)	(111)
Restructuring reserves	(14)	(32)
Accounts payable and accrued liabilities	(200)	219
Change in other assets and liabilities	134	(44)

Cash provided by operating activities	393	427

Investing Activities
Capital expenditures	(365)	(215)
Sale of property, plant and equipment	18	10
Acquisition of businesses, net of cash acquired	(458)	(17)
Other — net	(111)	(63)

Cash used by investing activities	(916)	(285)

Financing Activities
Increase (decrease) in short and long-term debt — net	575	(5)
Payment of cash dividends	(108)	(87)
Other — net	(4)	9

Cash provided (used) by financing activities	463	(83)

Effect of exchange rate changes on cash and cash equivalents	(6)	79

Increase (decrease) in cash and cash equivalents	$(66)	$138

July 20, 2011

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended June 30,
	2011	2010
Operating Activities
Net income attributable to JCI	$1,086	$1,042
Income attributable to noncontrolling interests	82	47

Net income	1,168	1,089
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	547	524
Equity in earnings of partially-owned affiliates, net of dividends received	(80)	(38)
Deferred income taxes	(95)	(95)
Impairment charges	—	30
Other	93	79
Changes in working capital, excluding acquisitions:
Accounts receivable	(416)	(218)
Inventories	(432)	(208)
Restructuring reserves	(83)	(156)
Accounts payable and accrued liabilities	(75)	595
Change in other assets and liabilities	(66)	(154)

Cash provided by operating activities	561	1,448

Investing Activities
Capital expenditures	(900)	(526)
Sale of property, plant and equipment	36	34
Acquisition of businesses, net of cash acquired	(1,087)	(32)
Other — net	(200)	(131)

Cash used by investing activities	(2,151)	(655)

Financing Activities
Increase (decrease) in short and long-term debt — net	1,564	(574)
Payment of cash dividends	(304)	(251)
Other — net	97	24

Cash provided (used) by financing activities	1,357	(801)

Effect of exchange rate changes on cash and cash equivalents	8	155

Increase (decrease) in cash and cash equivalents	$(225)	$147

July 20, 2011

FOOTNOTES
1. Business Unit Summary

		Three Months Ended			Nine Months Ended
		June 30,			June 30,
	(unaudited)			(unaudited)
(in millions)	2011	2010	%	2011	2010	%

Net Sales
Building efficiency	$3,893	$3,217	21%	$10,805	$9,208	17%
Automotive experience	5,118	4,213	21%	14,927	12,482	20%
Power solutions	1,353	1,110	22%	4,313	3,575	21%

Net Sales	$10,364	$8,540		$30,045	$25,265

Segment Income (1)
Building efficiency	$207	$190	9%	$478	$398	20%
Automotive experience	142	171	-17%	530	481	10%
Power solutions	163	135	21%	558	450	24%

Segment Income	$512	$496		$1,566	$1,329

Net financing charges	(43)	(39)		(124)	(117)

Income before income taxes	$469	$457		$1,442	$1,212

Net Sales
Products and systems	$8,202	$6,798	21%	$23,904	$20,116	19%
Services	2,162	1,742	24%	6,141	5,149	19%

	$10,364	$8,540		$30,045	$25,265

Cost of Sales
Products and systems	$6,954	$5,783	20%	$20,455	$17,254	19%
Services	1,860	1,418	31%	5,152	4,213	22%

	$8,814	$7,201		$25,607	$21,467

(1)	Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Acquisitions
In the third quarter of fiscal 2011, the Company completed its acquisition of Keiper and Recaro Automotive, a leader in recliner system technology with engineering and manufacturing expertise in metals and mechanisms for automobile seats, based in Kaiserslautern, Germany. The Company paid approximately $496 million (excluding cash acquired of $46 million).
In the second quarter of fiscal 2011, the Company acquired the C. Rob. Hammerstein Group, a leading global supplier of high-quality metal seat structures, components and mechanisms based in Solingen, Germany. The Company paid approximately $581 million (excluding cash acquired of $52 million).
As a result of acquisitions, in the second and third quarter of fiscal 2011 the Company recorded non-recurring acquisition and related costs of $36 million and $29 million, respectively.
3. Debt and Financing Arrangements
In the second quarter of fiscal 2011, the Company replaced its $2.05 billion committed five-year credit facility, scheduled to mature in December 2011, with a $2.50 billion committed four-year credit facility scheduled to mature in February 2015. The facility is used to support the Company’s outstanding commercial paper.
Also in the second quarter of fiscal 2011, the Company issued $350 million aggregate principal amount of floating rate senior unsecured notes due in fiscal 2014, $450 million aggregate principal amount of 1.75% senior unsecured fixed rate notes due in fiscal 2014, $500 million aggregate principal amount of 4.25% senior unsecured fixed rate notes due in fiscal 2021 and $300 million aggregate principal amount of 5.70% senior unsecured fixed rate notes due in fiscal 2041. Net proceeds of $1.6 billion from the issue were used for general corporate purposes including the retirement of short-term debt.

July 20, 2011

4. Income Taxes
The Company’s annual estimated effective tax rate for the year ending September 30, 2011 is 19.0 percent. There have been no discrete tax items recorded during fiscal 2011. The Company’s effective tax rate before consideration of discrete tax items for the third quarter ending June 30, 2010 was 18.0 percent. The effective tax rate inclusive of discrete tax items for the third quarter ending June 30, 2010 was 6.8 percent. The third quarter of fiscal 2010 reflects a $51 million tax benefit related to the resolution of tax audits and a valuation allowance release.
5. Earnings per Share

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income available to common shareholders	$357	$418	$1,086	$1,042

Interest expense, net of tax	1	1	2	4

Diluted income available to common shareholders	$358	$419	$1,088	$1,046

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	678.6	672.7	677.1	671.6
Effect of dilutive securities:
Stock options	8.7	6.2	8.6	6.1
Convertible senior notes	—	0.1	—	0.1
Equity units	3.9	4.5	4.3	4.5

Diluted weighted average shares outstanding	691.2	683.5	690.0	682.3